Contact:  Thomas Coughlin,
PRESIDENT & CEO
Thomas Keating, CFO
(201) 823-0700

BCB Bancorp, Inc. Earns $5.2 Million in 2Q19
Profits Grow 54% in First Six Months of the Year

BAYONNE, N.J., July 19, 2019 -- BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported that an increase in total interest income and decreases in the provision for loan losses and non-interest expenses, contributed to second quarter and year-to-date 2019 profits. Net income increased $2.9 million, or 126.0 percent, to $5.2 million for the second quarter of 2019, compared with $2.3 million for the second quarter of 2018. In the preceding quarter, the Company earned $5.5 million. There were no merger related costs associated with the IA Bancorp, Inc. (“IAB”) acquisition during the current quarter or the preceding quarter. This compares to acquisition costs of $2.0 million during the second quarter a year ago.
For the first six months of the year, net income increased $3.7 million, or 53.8 percent, to $10.7 million, compared with $7.0 million for the six months ended June 30, 2018.
“Our second quarter and year-to-date financial results reflect the success of our earnings-focused and conservative growth strategies, which are producing strong core earnings,” stated Thomas Coughlin, President and Chief Executive Officer. “This focus on pricing and profitable relationships resulted in higher net interest income. The on-going benefits of the IAB acquisition also contributed to profitability, as expenses were down through the continued capture of synergies from the transaction. We will continue to look for opportunities to build our relationships and grow our brand of banking throughout our surrounding markets.”
The IAB acquisition, which was completed during the second quarter of 2018, added approximately $221.4 million in assets, $178.4 million in deposits and $182.6 million in net loans.
Second Quarter 2019 Financial Highlights
●	Net income increased 126.0 percent to $5.2 million in the second quarter of 2019, compared to $2.3 million in the second quarter of 2018.
●	Earnings per diluted share increased to $0.30 in 2Q19 compared to $0.13 in 2Q18.
●	Net interest income, before the provision for loan losses, increased 4.4 percent to $20.9 million in the second quarter, compared to $20.0 million in the second quarter a year ago.
●	Net interest margin was 3.16 percent in the second quarter compared to 3.52 percent in the second quarter a year ago.
●	Total assets increased 8.8 percent to $2.738 billion at June 30, 2019, compared to $2.157 billion a year earlier.
●	Net loans receivable increased 8.5 percent to $2.300 billion at June 30, 2019, compared to $2.120 billion a year earlier.
●	Allowance for loan losses as a percentage of non-accrual loans was 433.4 percent at June 30, 2019, compared to 191.8 percent at June 30, 2018.
●	Tangible book value improved to $11.58 at June 30, 2019 from $10.69 a year ago.
●
Earlier this month, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend will be payable August 23, 2019, to common shareholders of record on August 9, 2019.

●
The Company issued $6.2 million of private placement common stock which closed in February 2019 and $5.3 million of preferred series G stock, which was issued in January 2019. The Company had also issued $33.5 million of subordinated debt in July 2018 which, for regulatory purposes, is treated as Tier 1 capital for the Bank and Tier 2 capital for the Company, when applicable.

Balance Sheet Review
Total assets increased by $221.6 million, or 8.8 percent, to $2.738 billion at June 30, 2019 from $2.517 billion at June 30, 2018 and increased by $19.7 million, or 0.7 percent, compared to March 31, 2019. The increase in total assets was primarily

BCBP Reports Second Quarter 2019 Earnings
July 19, 2019

the result of an increase in total cash and cash equivalents as a result of new deposit relationships, organic loan growth, and the inclusion of operating and finance leases due to accounting standards changes.
Net loans receivable increased by $179.9 million, or 8.5 percent, to $2.300 billion at June 30, 2019 from $2.120 billion at June 30, 2018, and decreased slightly compared to $2.307 billion at March 31, 2019. The organic growth in loans over the first six months of 2019 represented increases of $27.2 million in construction loans, $4.3 million in commercial real estate and multi-family loans, and $603,000 in residential one-to-four family loans, partly offset by decreases of $9.0 million in home equity loans, $624,000 in commercial business loans, and $82,000 in consumer loans. The slight decrease in loans receivable for the current quarter reflects the Company’s growth and capital management strategies.
Total cash and cash equivalents increased by $47.2 million, or 26.2 percent, to $227.6 million at June 30, 2019 from $180.4 million a year ago, and increased by $34.1 million, or 17.6 percent compared to $193.5 million three months earlier. The Company’s level of cash and cash equivalents is a part of the Company’s strategy to maintain strong levels of liquidity. Total investment securities decreased by $13.3 million, or 9.8 percent, to $122.1 million at June 30, 2019 from $135.4 million at June 30, 2018, and decreased by $3.7 million, or 3.0 percent, compared to $125.9 million at March 31, 2019.
On January 1, 2019, the Company adopted Accounting Standards Update ("ASU") No. 2016-02 - Leases, requiring on-balance sheet reporting for all operating and financing leases, which resulted in the recording of $14.7 million in operating lease right-of-use assets and a corresponding $14.7 million in operating lease liabilities at June 30, 2019.
Total deposits increased by $223.3 million, or 11.3 percent, to $2.208 billion at June 30, 2019 from $1.985 billion at June 30, 2018, and increased by $19.6 million, or 0.9 percent, from $2.189 billion at March 31, 2019. Increases over the first six months of 2019 included $45.3 million in money market checking accounts, $14.0 million in non-interest bearing deposits, and $6.9 million in transaction accounts, partly offset by decreases of $36.0 million in certificates of deposit, and $2.7 million in savings and club accounts. The decrease in the Company’s certificates of deposit was related to reduced levels of listing service and brokered certificates of deposit, which saw decreases of $17.3 million and $132.0 million, respectively, during the first six months of 2019. These decreases were primarily related to the decrease in loan funding requirements and allowed the Company to reduce higher cost wholesale funding levels. The Company uses listing service and brokered certificates of deposit as additional sources of deposit liquidity, which totaled $19.6 million and $116.0 million, respectively, at June 30, 2019.
Debt obligations remained flat at $282.5 million at June 30, 2019 and March 31, 2019, and consisted of both Federal Home Loan Bank (“FHLB”) borrowings and subordinated debt balances. Debt obligations decreased when compared to $324.1 million at June 30, 2018. FHLB borrowings reflect the use of long-term advances to augment deposits as the Company’s funding source for originating loans and investing in investment securities. The weighted average interest rate of FHLB advances was 2.18 percent at June 30, 2019. The issuance of subordinated debt was to maintain adequate capital ratios for further growth. The fixed interest rate of subordinated debt balances was 5.625% at June 30, 2019.
Stockholders’ equity increased by $27.1 million, or 14.0 percent, to $221.2 million at June 30, 2019 from $194.1 million at June 30, 2018, and increased by $4.4 million, or 2.0 percent, compared to $216.7 million three months earlier. The year-over-year increase in stockholders’ equity was primarily attributable to the Company’s issuance of $6.2 million of common stock in a private placement which closed in February 2019 and the issuance of $5.3 million of preferred series G stock in a private placement, which was issued in January 2019. Retained earnings increased by $9.8 million to $43.3 million at June 30, 2019 from $33.6 million a year ago, due primarily to the increase in net income, net of dividends paid.
Second Quarter Income Statement Review
Net interest income increased by $875,000, or 4.4 percent, to $20.9 million for the second quarter of 2019 from $20.0 million for the second quarter of 2018. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $361.0 million, or 15.9 percent, to $2.638 billion for the second quarter of 2019 from $2.277 billion for the second quarter a year ago. There was an increase in the average yield on interest-earning assets of 13 basis points to 4.66 percent for the second quarter of 2019, from 4.53 percent for the second quarter a year ago. There was also an increase in the average balance of interest-bearing liabilities of $304.6 million, or 16.1 percent, to $2.194 billion for

BCBP Reports Second Quarter 2019 Earnings
July 19, 2019

the second quarter of 2019 from $1.890 billion for the second quarter a year ago, and an increase in the average rate on interest-bearing liabilities of 59 basis points to 1.80 percent for the second quarter of 2019 from 1.21 percent for the second quarter a year ago. Interest income on loans also included $518,000 of amortization of purchase credit adjustments related to the acquisition of IAB for the three months ended June 30, 2019, which added approximately eight basis points to the average yield on interest earning assets on an annualized basis. Interest expense, net, related to the issuance of subordinated debt in July 2018, totaled $529,000 for the three months ended June 30, 2019, which added approximately seven basis points to the average cost of funds on an annualized basis.
Net interest margin was 3.16 percent for the second quarter of 2019 and 3.52 percent for second quarter of 2018. “The decrease in the net interest margin was the result of the higher interest rate environment, with the increase in the cost of funds outpacing the return on interest earning assets for the short term,” said Coughlin.
Total non-interest income decreased by $235,000, or 15.0 percent, to $1.3 million for the second quarter of 2019 from $1.6 million for the second quarter of 2018. The decrease in total non-interest income was mainly related to lower income from fees and service charges as well as lower gains on sale of loans, partly offset by higher gain on sale of other real estate owned properties and gains on sale of investment securities. Fees and service charges decreased $169,000, or 17.4 percent to $802,000 for the second quarter of 2019 from $971,000 for the second quarter of 2018. The decrease in fees and service charges resulted primarily from lower loan-servicing fee income for the six months ended June 30, 2019 as compared to the same period in the prior year, which relates to less sales of loans in the current year period.
Second quarter 2019 total non-interest expense decreased by $2.1 million, or 13.1 percent, to $13.9 million from $16.0 million for the second quarter a year ago. There were no merger related expenses in the second quarter of 2019, compared to $2.0 million of merger-related expenses in the second quarter a year ago. Salaries and employee benefits expense decreased by $207,000 during the second quarter of 2019 compared to the second quarter a year ago. The decrease in salaries and employee benefits relates in part to a reduction in full-time equivalent employees, from 371 at June 30, 2018 to 366 at June 30, 2019, as part of management’s continued initiative to manage headcount throughout the organization.

The income tax provision increased by $1.1 million, or 93.1 percent, to $2.3 million for the second quarter of 2019 from $1.2 million for the second quarter of 2018, primarily due to the increase in income before taxes. The consolidated effective tax rate for the second quarter of 2019 was 30.7 percent compared to 34.2 percent for the second quarter of 2018. The lower effective tax rate in the current period primarily attributable to an adjustment for the second quarter of 2018, related to an increase in the New Jersey corporate business tax of 2.5 percent which was enacted July 1, 2018, and effective retroactively to January 1, 2018.

Year to Date Income Statement Review
Net interest income increased by $5.3 million, or 14.7 percent, to $41.8 million for the first six months of 2019 from $36.5 million for the first six months of 2018. Net interest margin was 3.17 percent for the first half of 2019 and 3.46 percent for the first half of 2018. The decrease in the net interest margin was the result of the higher interest rate environment within the period, with the increase in the cost of funds outpacing the return on interest earning assets for the short term. Interest income on loans also included $1.0 million of amortization of purchase credit adjustments related to the acquisition of IAB for the six months ended June 30, 2019, which added approximately eight basis points to the average yield on interest earning assets on an annualized basis. Interest expense, net, related to the issuance of subordinated debt in July 2018, totaled $1.0 million for the six months ended June 30, 2019, which added approximately seven basis points to the average cost of funds on an annualized basis.
Total non-interest income decreased by $2.0 million, or 39.6 percent, to $3.0 million for the first six months of 2019 from $5.0 million for the same period a year ago. The decrease in total non-interest income mainly related to a decrease in the amount of other non-interest income of $2.2 million, or 95.6 percent, to $102,000 for the first six months of 2019 from $2.3 million for the first six months of 2018. The decrease in other non-interest income was the result of $2.2 million in proceeds from a legal settlement recognized in the first quarter of 2018.

Total non-interest expense decreased by $320,000, or 1.1 percent, to $27.7 million for the first six months of 2019 from $28.0 million for the first six months of 2018. There were no merger-related expenses in the first six months of 2019,

BCBP Reports Second Quarter 2019 Earnings
July 19, 2019

compared to $2.2 million in the first six months of 2018. Excluding merger-related expenses, total non-interest expense increased $1.9 million, or 7.2 percent, primarily related to normal inflationary increases and the inclusion of IAB expenses for the full six-month period ending June 30, 2019 as compared to the partial period of April 17 to June 30 in the prior year.
The income tax provision increased by $1.7 million, or 56.6 percent, to $4.8 million for the first six months of 2019 from $3.1 million for the six months of 2018, primarily related to the increase in income before taxes. The consolidated effective tax rate for the first half of 2019 was 30.8 percent compared to 30.5 percent for the first half of 2018.

Asset Quality
The provision for loan losses decreased by $1.3 million, to $755,000 for the second quarter of 2019 from $2.1 million for the second quarter of 2018.  Year-to-date, the provision for loan losses decreased by $1.8 million for the six months ended June 30, 2019, to $1.6 million from $3.4 million for the six months ended June 30, 2018. Non-accruing loans improved to $5.5 million, or 0.24 percent of gross loans at June 30, 2019, compared to $5.7 million, or 0.24 percent of gross loans at March 31, 2019, and $10.8 million, or 0.50 percent of gross loans, a year earlier. Non-accruing loans excluded $7.0 million of Purchased Credit-Impaired loans acquired through the merger with IAB.
Performing troubled debt restructured (“TDR”) loans that were not included in nonaccrual loans at June 30, 2019, were $21.8 million, compared to $23.1 million at March 31, 2019 and $20.7 million at June 30, 2018. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as TDR loans.
The allowance for loan losses was $23.8 million, or 433.5 percent of non-accruing loans and 1.02 percent of gross loans, at June 30, 2019 as compared to an allowance for loan losses of $23.0 million, or 405.7 percent of non-accruing loans and 0.99 percent of gross loans, at March 31, 2019 and an allowance for loan losses of $20.6 million or 191.8  percent of non-accruing loans and 0.96 percent of gross loans, a year ago.
The Company recognized net recoveries of $30,000 during the second quarter of 2019. This compares to net charge-offs of $244,000 in the first quarter of 2019 and net charge offs of $243,000 in the second quarter a year ago. Year-to-date, the Company recognized $214,000 in net charge-offs compared to $137,000 in net charge-offs in the first six months of 2018.
About BCB Bancorp, Inc.
Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 30 branch offices in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, three branches in Hicksville and Staten Island, New York. The Bank provides business and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.
Forward-Looking Statements
This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

BCBP Reports Second Quarter 2019 Earnings
July 19, 2019

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the "SEC") and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: difficulties and delays in integrating the Indus-American Bank business or fully realizing cost savings and other benefits of the Merger; business disruption following the Merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of BCB products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.
Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question.
The Company provides measurements and ratios based on tangible stockholders' equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.
For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

BCBP Reports Second Quarter 2019 Earnings
July 19, 2019

	Three Months Ended,
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019 vs. March 31, 2019	June 30, 2019 vs. June 30, 2018
Interest and dividend income:	(Dollars in thousands)
Loans, including fees	$ 28,634	$ 28,233	$ 24,048	1.4%	19.1%
Mortgage-backed securities	738	770	837	-4.2%	-11.8%
Other investment securities	197	128	196	53.9%	0.5%
FHLB stock and other interest earning assets	1,173	1,347	615	-12.9%	90.7%
Total interest and dividend income	30,742	30,478	25,696	0.9%	19.6%

Interest expense:
Deposits:
Demand	1,750	1,576	975	11.0%	79.5%
Savings and club	110	113	105	-2.7%	4.8%
Certificates of deposit	6,097	5,990	3,405	1.8%	79.1%
	7,957	7,679	4,485	3.6%	77.4%
Borrowings	1,920	1,897	1,221	1.2%	57.2%
Total interest expense	9,877	9,576	5,706	3.1%	73.1%

Net interest income	20,865	20,902	19,990	-0.2%	4.4%
Provision for loan losses	755	889	2,060	-15.1%	-63.3%

Net interest income after provision for loan losses	20,110	20,013	17,930	0.5%	12.2%

Non-interest income:
Fees and service charges	802	883	971	-9.2%	-17.4%
Gain on sales of loans	437	318	576	37.4%	-24.1%
Gain on bulk sale of impaired loans held in portfolio	-	107	-	-100.0%	-
Gain (loss) on sales of other real estate owned	45	8	(10)	462.5%	-550.0%
Gain on sale of investment securities	21	-	-	-	-
Unrealized (loss) gain on equity investments	(26)	291	(33)	-108.9%	-21.2%
Other	49	53	59	-7.5%	-16.9%
Total non-interest income	1,328	1,660	1,563	-20.0%	-15.0%

Non-interest expense:
Salaries and employee benefits	6,918	6,915	7,125	-	-2.9%
Occupancy and equipment	2,649	2,630	2,476	0.7%	7.0%
Data processing and service fees	731	721	828	1.4%	-11.7%
Professional fees	473	533	533	-11.3%	-11.3%
Director fees	316	318	201	-0.6%	57.2%
Regulatory assessments	417	457	290	-8.8%	43.8%
Advertising and promotional	123	73	100	68.5%	23.0%
Other real estate owned, net	124	(16)	160	-	-22.5%
Merger related costs	-	-	2,039	-	-100.0%
Other	2,143	2,146	2,228	-0.1%	-3.8%
Total non-interest expense	13,894	13,777	15,980	0.8%	-13.1%

Income before income tax provision	7,544	7,896	3,513	-4.5%	114.7%
Income tax provision	2,317	2,445	1,200	-5.2%	93.1%

Net Income	$ 5,227	$ 5,451	$ 2,313	-4.1%	126.0%
Preferred stock dividends	342	317	262	7.9%	30.5%
Net Income available to common stockholders	$ 4,885	$ 5,134	$ 2,051	-4.9%	138.2%

Net Income per common share-basic and diluted
Basic	$ 0.30	$ 0.32	$ 0.13	-6.3%	130.8%
Diluted	$ 0.30	$ 0.32	$ 0.13	-6.3%	130.8%

Weighted average number of common shares outstanding
Basic	16,413	16,078	15,610	2.1%	5.1%
Diluted	16,471	16,111	15,748	2.2%	4.6%

BCBP Reports Second Quarter 2019 Earnings
July 19, 2019

	Six Months Ended,
	June 30, 2019	June 30, 2018	June 30, 2019 vs. June 30, 2018
Interest and dividend income:	(Dollars in thousands)
Loans, including fees	$ 56,867	$ 43,569	30.5%
Mortgage-backed securities	1,508	1,536	-1.8%
Other investment securities	325	300	8.3%
FHLB stock and other interest earning assets	2,520	1,233	104.4%
Total interest and dividend income	61,220	46,638	31.3%

Interest expense:
Deposits:
Demand	3,326	1,772	87.7%
Savings and club	223	202	10.4%
Certificates of deposit	12,087	6,135	97.0%
	15,636	8,109	92.8%
Borrowings	3,817	2,099	81.8%
Total interest expense	19,453	10,208	90.6%

Net interest income	41,767	36,430	14.7%
Provision for loan losses	1,644	3,402	-51.7%

Net interest income after provision for loan losses	40,123	33,028	21.5%

Non-interest income:
Fees and service charges	1,685	1,681	0.2%
Gain on sales of loans	755	1,159	-34.9%
Gain (loss) on bulk sale of impaired loans held in portfolio	107	(24)	-
Gain (loss) on sales of other real estate owned	53	(10)	-
Gain on sale of investment securities	21	-	-
Unrealized gain (loss) on equity investments	265	(160)	-
Other	102	2,303	-95.6%
Total non-interest income	2,988	4,949	-39.6%

Non-interest expense:
Salaries and employee benefits	13,833	13,392	3.3%
Occupancy and equipment	5,279	4,538	16.3%
Data processing and service fees	1,452	1,557	-6.7%
Professional fees	1,006	1,038	-3.1%
Director fees	634	402	57.7%
Regulatory assessments	874	529	65.2%
Advertising and promotional	196	185	5.9%
Other real estate owned, net	108	191	-43.5%
Merger related costs	-	2,184	-100.0%
Other	4,289	3,975	7.9%
Total non-interest expense	27,671	27,991	-1.1%

Income before income tax provision	15,440	9,986	54.6%
Income tax provision	4,762	3,041	56.6%

Net Income	$ 10,678	$ 6,945	53.8%
Preferred stock dividends	659	428	54.0%
Net Income available to common stockholders	$ 10,019	$ 6,517	53.7%

Net Income per common share-basic and diluted
Basic	$ 0.62	$ 0.43	44.2%
Diluted	$ 0.62	$ 0.42	47.6%

Weighted average number of common shares outstanding
Basic	16,245	15,329	6.0%
Diluted	16,290	15,465	5.3%

BCBP Reports Second Quarter 2019 Earnings
July 19, 2019

	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019 vs. March 31, 2019	June 30, 2019 vs. June 30, 2018
ASSETS	(Dollars in thousands)
Cash and amounts due from depository institutions	$ 20,660	$ 18,610	$ 23,125	11.0%	-10.7%
Interest-earning deposits	206,982	174,938	157,320	18.3%	31.6%
Total cash and cash equivalents	227,642	193,548	180,445	17.6%	26.2%

Interest-earning time deposits	735	735	980	-	-25.0%
Debt securities available for sale	116,258	117,942	127,291	-1.4%	-8.7%
Equity investments	5,901	7,963	8,134	-25.9%	-27.5%
Loans held for sale	-	1,347	1,405	-100.0%	-100.0%
Loans receivable, net of allowance for loan losses
of $23,789, $23,004, and $20,640, respectively	2,299,765	2,307,140	2,119,829	-0.3%	8.5%
Federal Home Loan Bank of New York stock, at cost	13,821	13,405	16,744	3.1%	-17.5%
Premises and equipment, net	19,482	19,684	21,055	-1.0%	-7.5%
Operating lease right-of-use asset	14,650	16,019	-	-8.5%	-
Accrued interest receivable	9,315	9,750	7,563	-4.5%	23.2%
Other real estate owned	1,235	1,746	1,178	-29.3%	4.8%
Deferred income taxes	12,962	13,302	11,451	-2.6%	13.2%
Goodwill and other intangibles	5,587	5,584	5,691	0.1%	-1.8%
Other assets	10,777	10,235	14,798	5.3%	-27.2%
Total Assets	$ 2,738,130	$ 2,718,400	$ 2,516,564	0.7%	8.8%

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$ 278,602	$ 273,370	$ 229,292	1.9%	21.5%
Interest bearing deposits	1,929,620	1,915,263	1,755,584	0.7%	9.9%
Total deposits	2,208,222	2,188,633	1,984,876	0.9%	11.3%
FHLB advances	245,800	245,800	320,005	-	-23.2%
Subordinated debentures	36,693	36,635	4,124	0.2%	789.7%
Operating lease liability	14,724	16,059	-	-8.3%	-
Other liabilities	11,538	14,555	13,483	-20.7%	-14.4%
Total Liabilities	2,516,977	2,501,682	2,322,488	0.6%	8.4%

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized	-	-	-	-	-
Additional paid-in capital preferred stock	25,016	25,016	19,706	-	26.9%
Common stock: no par value, 20,000,000 shares authorized	-	-	-	-	-
Additional paid-in capital common stock	176,767	176,379	175,716	0.2%	0.6%
Retained earnings	43,347	40,750	33,570	6.4%	29.1%
Accumulated other comprehensive (loss)	(1,929)	(3,379)	(5,800)	-42.9%	-66.7%
Treasury stock, at cost	(22,048)	(22,048)	(29,116)	-	-24.3%
Total Stockholders' Equity	221,153	216,718	194,076	2.0%	14.0%

Total Liabilities and Stockholders' Equity	$ 2,738,130	$ 2,718,400	$ 2,516,564	0.7%	8.8%

Outstanding common shares	16,461	16,398	15,783

BCBP Reports Second Quarter 2019 Earnings
July 19, 2019

	Three Months Ended June 30,
	2019			2018
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,329,209	$28,634	4.92%	$2,033,372	$24,048	4.74%
Investment Securities	124,520	935	3.00%	146,760	1,033	2.82%
Interest-earning deposits	184,266	1,173	2.55%	96,853	615	2.55%
Total Interest-earning assets	2,637,995	30,742	4.66%	2,276,985	25,696	4.53%
Non-interest-earning assets	78,478			46,060
Total assets	$2,716,473			$2,323,045
Interest-bearing liabilities:
Interest-bearing demand accounts	$341,418	$648	0.76%	$333,641	$473	0.57%
Money market accounts	253,633	1,102	1.74%	186,650	502	1.07%
Savings accounts	259,398	110	0.17%	264,764	105	0.16%
Certificates of Deposit	1,056,375	6,097	2.31%	876,266	3,405	1.56%
Total interest-bearing deposits	1,910,824	7,957	1.67%	1,661,321	4,485	1.08%
Borrowed funds	283,424	1,920	2.71%	228,353	1,221	2.15%
Total interest-bearing liabilities	2,194,248	9,877	1.80%	1,889,674	5,706	1.21%
Non-interest-bearing liabilities	304,680			244,544
Total liabilities	2,498,928			2,134,218
Stockholders' equity	217,545			188,827
Total liabilities and stockholders' equity	$2,716,473			$2,323,045
Net interest income		$20,865			$19,990
Net interest rate spread(1)			2.86%			3.32%
Net interest margin(2)			3.16%			3.52%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports Second Quarter 2019 Earnings
July 19, 2019

	Six Months Ended June 30,
	2019			2018
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,322,674	$56,867	4.90%	$1,876,349	$43,569	4.68%
Investment Securities	125,139	1,833	2.93%	138,133	1,836	2.68%
Interest-earning deposits	185,368	2,520	2.72%	109,937	1,233	2.26%
Total Interest-earning assets	2,633,181	61,220	4.65%	2,124,419	46,638	4.43%
Non-interest-earning assets	70,550			44,647
Total assets	$2,703,731			$2,169,066
Interest-bearing liabilities:
Interest-bearing demand accounts	$341,538	$1,252	0.73%	$323,843	$903	0.56%
Money market accounts	245,368	2,074	1.69%	172,074	869	1.02%
Savings accounts	259,958	223	0.17%	261,792	202	0.16%
Certificates of Deposit	1,070,757	12,087	2.26%	798,672	6,135	1.55%
Total interest-bearing deposits	1,917,621	15,636	1.63%	1,556,381	8,109	1.05%
Borrowed funds	283,442	3,817	2.69%	205,311	2,099	2.06%
Total interest-bearing liabilities	2,201,063	19,453	1.77%	1,761,692	10,208	1.17%
Non-interest-bearing liabilities	290,511			224,561
Total liabilities	2,491,574			1,986,253
Stockholders' equity	212,157			182,813
Total liabilities and stockholders' equity	$2,703,731			$2,169,066
Net interest income		$41,767			$36,430
Net interest rate spread(1)			2.88%			3.26%
Net interest margin(2)			3.17%			3.46%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports Second Quarter 2019 Earnings
July 19, 2019

	Financial condition data by quarter
	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018

	(In thousands, except tangible book value)
Total assets	$ 2,738,130	$ 2,718,400	$ 2,674,731	$ 2,637,868	$ 2,516,564	$ 2,082,313
Cash and cash equivalents	227,642	193,548	195,264	206,710	180,445	137,334
Securities	122,159	125,905	127,007	127,863	135,425	127,324
Loans receivable, net	2,299,765	2,307,140	2,278,492	2,225,001	2,119,829	1,764,597
Deposits	2,208,222	2,188,633	2,180,724	2,116,624	1,984,876	1,691,353
Borrowings	282,493	282,435	282,377	312,319	324,124	204,124
Stockholders’ equity	221,153	216,718	200,215	195,763	194,076	177,386
Tangible Book Value	11.58	11.35	11.00	10.78	10.69	10.90

	Operating data by quarter
	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018

	(In thousands, except for per share amounts)
Net interest income	$ 20,865	$ 20,902	$ 21,171	$ 20,080	$ 19,990	$ 16,440
Provision for loan losses	755	889	821	907	2,060	1,342
Non-interest income	1,328	1,660	1,159	1,852	1,563	3,386
Non-interest expense	13,894	13,777	13,884	14,391	15,980	12,011
Income tax expense	2,317	2,445	2,401	2,040	1,200	1,841
Net income	$ 5,227	$ 5,451	$ 5,224	$ 4,594	$ 2,313	$ 4,632
Net income per diluted share	$ 0.30	$ 0.32	$ 0.31	$ 0.27	$ 0.13	$ 0.29
Common Dividends declared per share	$ 0.14	$ 0.14	$ 0.14	$ 0.14	$ 0.14	$ 0.14

	Financial Ratios
	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Return on average assets	0.77%	0.81%	0.78%	0.72%	0.40%	0.92%
Return on average stockholder’s equity	9.61%	10.55%	10.66%	9.44%	4.90%	10.48%
Net interest margin	3.16%	3.18%	3.24%	3.22%	3.52%	3.34%
Stockholder’s equity to total assets	8.08%	7.97%	7.49%	7.42%	7.71%	8.52%
Efficiency Ratio	62.61%	61.06%	62.18%	65.62%	74.14%	60.58%

	Asset Quality Ratios
	(In thousands, except for ratio %)
	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Non-Accrual Loans	$ 5,488	$ 5,670	$ 7,221	$ 11,093	$ 10,763	$ 10,619
Non-Accrual Loans as a % of Total Loans	0.24%	0.24%	0.31%	0.49%	0.50%	0.60%
ALLL as % of Non-Accrual Loans	433.47%	405.71%	309.64%	193.85%	191.79%	172.68%
Impaired Loans	37,275	40,533	42,408	47,251	50,899	36,199
Classified Loans	22,679	23,977	26,161	30,179	33,605	20,299

BCBP Reports Second Quarter 2019 Earnings
July 19, 2019

	Recorded Investment in Loans Receivable by quarter
	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
	(In Thousands)
Residential one-to-four family	$ 258,688	$ 258,184	$ 258,085	$ 254,149	$ 249,996	$ 238,275
Commercial and multi-family	1,702,132	1,724,326	1,697,837	1,701,105	1,622,881	1,362,684
Construction	134,963	114,462	107,783	75,601	56,067	48,433
Commercial business	164,569	167,067	165,193	142,312	137,767	81,054
Home equity	63,927	66,946	72,895	73,714	74,507	53,053
Consumer	727	731	809	1,368	898	1,127
	$ 2,325,006	$ 2,331,716	$ 2,302,602	$ 2,248,249	$ 2,142,116	$ 1,784,626
Less:
Deferred loan fees, net	(1,452)	(1,572)	(1,751)	(1,744)	(1,647)	(1,692)
Allowance for loan loss	(23,789)	(23,004)	(22,359)	(21,504)	(20,640)	(18,337)

Total loans, net	$ 2,299,765	$ 2,307,140	$ 2,278,492	$ 2,225,001	$ 2,119,829	$ 1,764,597

	Non-Accruing Loans in Portfolio by quarter
	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
	(In Thousands)
Originated loans:
Residential one-to-four family	$ 1,022	$ 1,415	$ 1,160	$ 1,457	$ 1,480	$ 1,432
Commercial and multi-family	1,881	1,364	2,568	5,572	5,578	5,652
Commercial business	745	256	356	251	163	176
Home equity	129	272	277	338	397	356
Consumer	-	-	-	-	42	-
Sub-total:	$ 3,777	$ 3,307	$ 4,361	$ 7,618	$ 7,660	$ 7,616

Acquired loans initially recorded at fair value:
Residential one-to-four family	$ 1,116	$ 1,704	$ 2,165	$ 2,590	$ 2,474	$ 2,374
Commercial and multi-family	-	597	605	590	590	590
Commercial business	378	-	48	295	-	-
Home equity	217	62	42	-	39	39
Sub-total:	$ 1,711	$ 2,363	$ 2,860	$ 3,475	$ 3,103	$ 3,003

Total:	$ 5,488	$ 5,670	$ 7,221	$ 11,093	$ 10,763	$ 10,619

BCBP Reports Second Quarter 2019 Earnings
July 19, 2019

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share
	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
	(Dollars in thousnds, except per share amounts)
Total Stockholders' Equity	$ 221,153	$ 216,718	$ 200,215	$ 195,763	$ 194,076	$ 177,386
Less: goodwill	5,587	5,584	5,699	5,714	5,691	-
Less: preferred stock	25,016	25,016	19,706	19,706	19,706	13,241
Total tangible stockholders' equity	190,550	186,118	174,810	170,343	168,679	164,145
Shares outstanding	16,461	16,398	15,889	15,799	15,783	15,055
Book value per share	$ 13.43	$ 13.22	$ 12.60	$ 12.39	$ 12.30	$ 11.78
Tangible book value per share	$ 11.58	$ 11.35	$ 11.00	$ 10.78	$ 10.69	$ 10.90

	Efficiency Ratio
	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
	(Dollars in thousands)
Net interest income	$ 20,865	$ 20,902	$ 21,171	$ 20,080	$ 19,990	$ 16,440
Non-interest income	1,328	1,660	1,159	1,852	1,563	3,386
Total income	22,193	22,562	22,330	21,932	21,553	19,826
Non-interest expense	13,894	13,777	13,884	14,391	15,980	12,011
Efficiency Ratio	62.61%	61.06%	62.18%	65.62%	74.14%	60.58%